Exhibit 99.2

CHIEF FINANCIAL OFFICER CERTIFICATION—IFR SECTION 30.15

WHITNEY HOLDING CORPORATION—UST #161

I, Michael M. Achary, certify, based on my knowledge, that:

Effective June 3, 2011, Hancock Holding Company (“Hancock”) purchased from the U.S. Treasury ( the “Repayment”) all of the outstanding securities and other obligations of Whitney Holding Corporation (“Whitney”) issued to the U.S. Treasury under the TARP Capital Purchase Program (“TARP CPP”) and thereby ended Whitney’s participation in the TARP CPP. Hancock is the successor to Whitney following the merger of Whitney with and into Hancock that occurred effective June 4, 2011 ( “the “Merger”), and this certification is submitted by the undersigned officer of Hancock on behalf of the former Whitney based on a review of documents and other materials of Whitney.

(i) As a result of the Repayment and Merger described above, the standard referred to in paragraph (i) of the Model Certification for Years Following First Year Certification (the “Model Certification”) set forth in the U.S. Department of the Treasury’s Interim Final Rule, 31 C.F.R. Part 30, as amended, under Section 111 of the Emergency Economic Stabilization Act of 2008, as amended (“EESA”), was not required to be met by Whitney;

(ii) Due to the Repayment and Merger described above, the standard referred to in paragraph (ii) of the Model Certification was not required to be met by Whitney;

(iii) Due to the Repayment and Merger described above, the standard referred to in paragraph (iii) of the Model Certification was not required to be met by Whitney;

(iv) Due to the Repayment and Merger described above, the standard referred to in paragraph (iv) of the Model Certification was not required to be met by Whitney;

(v) Due to the Repayment and Merger described above, the standard referred to in paragraph (v) of the Model Certification was not required to be met by Whitney;

(vi) Whitney had required that bonus payments to the senior executive officers (the “SEOs”) or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under Section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) Whitney had prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(viii) Whitney had limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;

(ix) Whitney and its employees had complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under Section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x) Due to the Repayment and Merger described above, the standard referred to in paragraph (x) of the Model Certification was not required to be met by Whitney;

(xi) Hancock, on behalf of Whitney, will disclose the amount, nature, and justification for offering during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) Hancock, on behalf of Whitney, will disclose whether Whitney, the board of directors of Whitney, or the compensation committee of Whitney had engaged during any part of the most recently completed fiscal year that was a TARP period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) Whitney had prohibited the payment of any gross ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(xiv) Whitney had substantially complied with all other requirements related to employee compensation that are provided in the agreement between Whitney and Treasury, including any amendments;

(xv) Due to the Repayment and Merger described above, the standard referred to in paragraph (xv) of the Model Certification was not required to be met by Whitney;

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example 18 U.S.C. 1001.)

DATE:

/s/ Michael M. Achary Chief Financial Officer Hancock Holding Company